Exhibit 10.7

Actinium Pharmaceuticals, Inc.

Confidential

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into on May 22, 2017 (the “Effective Date”) by and between Actinium Pharmaceuticals, Inc., a Delaware corporation with a business address at 275 Madison Avenue, 7th Floor, New York, NY 10016 (the “Company”), and Dragan Cicic (“Consultant”).

WHEREAS, the Company desires that Consultant provide consulting services to assist the Company with the series describe on Schedule 1 (collectively referred to as the “Services”); and

WHEREAS, Consultant has the requisite knowledge and experience to provide the Services;

NOW, THEREFORE, the Company and Consultant agree as follows:

1. Activities. The Services shall be conducted according to the scope set forth herein.

2. Project Materials and Consultant Services.

2.1 The Company will from time to time provide Consultant with access to product information and documents, as well as reports and experimental data and other information, so as to enable Consultant to provide the Services.

2.2 Consultant agrees to communicate to the Company, its designees, successors, legal representatives or assigns, any facts or other information known to Consultant relating to the Services.

2.3 Consultant will provide to the Company weekly reports pertaining to the services performed under this Agreement. Consultant agrees to adhere to professional record keeping standards and such record keeping reports shall belong to the Company.

3. Reasonable Efforts. Consultant agrees to use all reasonable efforts to provide the Services required under this Agreement within a reasonable time period. Consultant shall perform Services conscientiously and in a professional manner, and devote his/h best efforts and abilities thereto. Consultant shall observe all policies and procedures of the Company.

4. Compliance with Laws/No Conflicting Agreement. The Services will be provided in accordance with, and Consultant will comply with, all federal, state, and local laws and regulations applicable to the Services. Consultant represents and warrants that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing its obligations under this Agreement in accordance with its terms. Consultant shall not enter into any agreement that is in conflict with, or that would prohibit or impair the performance of, Consultant’s obligations under this Agreement in accordance with its terms.

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Actinium Pharmaceuticals, Inc.

Confidential

5. Payments and Expenses

5.1. Service Fee. In consideration of the Services to be performed under this Agreement, the Company shall provide compensation to Consultant for his activities hereunder in the amount of (US $70,750) (“Service Fee”). The Service Fee shall be payable in bi-weekly installments over a period starting on May 22, 2017 and ending on August 21, 2017.

5.2. Expenses. In addition to the Service Fees referenced in paragraph 5.1 above, the Company will reimburse Consultant for reasonable and customary travel, lodging and out-of-pocket expenses incurred, in each case at the Company’s written request, in connection with the performance of the Services. The Company will not be liable for payment of any travel, lodging or out-of-pocket expenses incurred by Consultant without the prior written authorization of the Company.

5.3. Payment Method.

The Service Fee payments shall be tendered in the form of checks payable to Dragan Cicic, and sent to Consultant at the following address via First Class U.S. mail: 393 17th Street, Apt 1A, Brooklyn, NY 11215

6. Independent Contractor. Consultant’s relationship to the Company under this Agreement shall be that of an independent contractor and not an agent, joint venturer, or partner of the Company. Consultant will be responsible for all applicable federal, state and local withholding taxes and unemployment taxes, as well as social security, state disability insurance, workers’ compensation and all other payroll charges payable to, or on behalf of, Consultant.

7. Debarment and Exclusion.  Consultant represents, warrants and covenants that for the term of this Agreement, Consultant is not:

a) debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as may be amended and supplemented from time to time (“FDCA”);

b) has not been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), and is not proposed for exclusion during the term of this Agreement;

c) is not excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or State health care programs (including convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but is not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or non-procurement programs.

Notwithstanding any provision in this Agreement to the contrary, the Company may immediately terminate this Agreement if Consultant violates any of the provisions of this paragraph 7. Consultant will notify the Company immediately, but in no event later than five (5) business days, after obtaining knowledge of any such exclusion, debarment, suspension or other ineligibility occurring during the term of this Agreement, or if any action or investigation is pending.

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Actinium Pharmaceuticals, Inc.

Confidential

8. Effective Date and Term. The term of this Agreement shall begin on the Effective Date and shall continue for three (3) months thereafter unless earlier terminated pursuant to Section 9 (the period from the Effective Date through and including the termination date is the “Term”).

9. Termination. Either party may terminate Consultant’s services at any time and for any reason or no reason, upon 5 days written notice. If the Term is less than three (3) months, then the fee set forth in Section 5.1 shall be prorated.

10. The primary contact at the Company for this Agreement is its Executive Chairman or designee.

11. Data and Reporting. All written materials, comments, critiques, conclusions, data, analyses, models, graphs, equations, statistical methodologies and other relevant information generated or utilized by Consultant during and pursuant to performing the Services will be promptly and fully disclosed to the Company, and shall be freely usable in all respects by the Company consistent with good business judgment and in the Company’s sole discretion. Subject to the provisions of Paragraph 12 below, Consultant shall be free to maintain a single archival copy of all materials generated by Consultant and related to the Services.

12. Confidential Information.

12.1. “Confidential Information” means all information provided by or on behalf of the Company to Consultant or generated by Consultant during and pursuant to performing the Services hereunder, whether in written or oral form.

12.2. Consultant shall use the Confidential Information solely for the purpose of performing the Services pursuant to this Agreement. Consultant shall keep all Confidential Information in confidence, and shall not disclose the Confidential Information to anyone. Consultant shall not disclose any Confidential Information (including through lecture, presentation, manuscript, abstract, poster or any other publication) without prior written authorization from the Company. This provision shall remain in effect for five (5) years following the termination of this Agreement.

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Actinium Pharmaceuticals, Inc.

Confidential

12.3. Specifically excepted from the definition of Confidential Information is all information that:

a) is already known by Consultant at the time of disclosure by the Company as demonstrated by prior written records, and that is not the subject of a separate confidentiality agreement between the Company and Consultant; or

b) is already available or becomes available in print or other tangible form to the public through no fault of the Consultant;

c) is received by the Consultant from a third party who has the right to disclose it, and who did not receive it, directly or indirectly, from the Company; or

d) is independently developed by Consultant without use of, reference to or reliance on in any manner whatsoever the Confidential Information or any information that is the subject of a separate confidentiality agreement between the Company and Consultant.

12.4. Consultant agrees not to make copies of any the Company’s disclosures or other Confidential Information other than those copies required by Consultant to perform the Services pursuant to this Agreement. Upon the Company’s request, Consultant shall return to the Company all such information, including any copies thereof.

12.5. In the event that any Confidential Information is required to be disclosed pursuant to any judicial or government request, requirement or order, Consultant shall take reasonable steps to provide the Company with sufficient prior notice in order to allow the Company to contest such request, requirement or order. In such event, Consultant will cooperate reasonably with the Company, at the Company’s expense, in seeking confidential treatment of such requested or compelled disclosure.

13. Publication. Consultant shall not use any Confidential Information or the results of the Services for teaching, research, education, clinical or publication purposes without the prior written consent of the Company.

14. Intellectual Property

14.1. Assignment of Inventions. Consultant shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all of Consultant’s worldwide right, title and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under patent, copyright or similar laws, that Consultant may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, in the performance of the Services or that result, to any extent, from use of the Company’s premises or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent therein and appurtenant thereto, including, but not limited to, all patent rights, copyrights, trademarks, know-how and trade secrets and the rights to apply for the same (collectively, “Intellectual Property Rights”). Consultant further acknowledges and agrees that all original works of authorship that are made by Consultant (solely or jointly with others) in the performance of the Services (a “Work”) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any Work may not, by operation of any applicable law, be a work made for hire, Consultant hereby assigns, transfers and conveys to the Company all of Consultant’s worldwide right, title and interest in and to such Work, including all Intellectual Property Rights relating thereto. Consultant will assist the Company, if requested by the Company, in processing patent applications and assisting with other Intellectual Property matters beyond 12 weeks consulting period at an hourly rate of $250 paid to Consultant plus all expenses.

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Actinium Pharmaceuticals, Inc.

Confidential

14.2 Consultant acknowledges that he is under no obligation, and will be under no obligation, to assign his rights, if any, in the Intellectual Property to any other party. Consultant has not made any agreements, assignments, covenants or encumbrances inconsistent with the provisions of this Agreement and will not enter into any such agreements, assignments, covenants or encumbrances during the Term of this Agreement, unless instructed to do so by the Company, or expressly permitted to do so by the Company.

14.3. Consultant agrees to assist the Company, at the Company’s expense, in preparing or supporting any applications for patent term extension (both domestic and foreign), and in preparing and prosecuting any and all applications for intellectual property protection, both domestic and foreign, on any and all Intellectual Property which the Company decides, in its sole discretion, to protect in accordance with this Paragraph 14.

14.4. Consultant agrees to communicate to the Company, its designees, successors, legal representatives or assigns, any facts or other information known to Consultant relating to any of said Intellectual Property. Consultant also agrees to testify in any subsequent legal proceeding, sign any and all lawful papers, execute any and all provisional, parent, divisional, continuing, reissue and foreign applications, make all rightful oaths and declarations, and generally do everything possible to assist the Company, its designees, successors, legal representatives or assigns, at the Company’s expense, to obtain, maintain, defend, extend, and enforce said Intellectual Property in any and all countries worldwide at the Company’s sole discretion.

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Actinium Pharmaceuticals, Inc.

Confidential

14.5 Further Assurances. Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 5.1 or to enable the Company to secure its rights in the Inventions, Works and Intellectual Property Rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce Intellectual Property Rights in any and all jurisdictions with respect to any Inventions or Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Without limiting the foregoing, Consultant shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, Works and any Intellectual Property Rights relating thereto. If the Company is unable for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions or Works assigned to the Company hereunder, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.

15. The Company agrees that Consultant’s services are provided without representation or warranty pf any kind. The Company acknowledges that drug development carries inherent risks and that no particular work product or business result is guaranteed under this Agreement.

16. Use of a Party’s Name. Neither party (Company or Consultant) will, without the prior written consent of the other party, use in advertising, publicity, or otherwise, the name, trademark, logo, symbol, or other image of the other party or that party’s employee(s) or agent(s).

17. Adverse Event Reporting. As part of doing business with the Company, Consultant agrees to assist the Company in ensuring that any Adverse Events (AEs) or Product Complaints (PCs) involving the Company’s products that Consultant becomes aware of are appropriately reported.

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Actinium Pharmaceuticals, Inc.

Confidential

18. Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and will be deemed given as of the date it is received by the receiving party. Notice shall be given to the parties at the addresses listed below:

As to Consultant:	Dragan Cicic
393 17th Street Apt 1A
Brooklyn NY 11215

As to the Company:	Actinium Pharmaceuticals, Inc.
757 Madison Avenue, 7th Floor
New York, NY 10016
Attn: Executive Chairman

19. Modification. Any alteration, modification, or amendment to this Agreement must be in writing and signed by both parties.

20. Assignment. Consultant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. The Company may freely assign any of its rights and obligations under this Agreement to any of its Associated Companies.1 No assignment shall relieve either party of the performance of any accrued obligation that such party may have under this Agreement.

21. Force Majeure. Neither party shall be liable for any delay or failure to perform as required by this Agreement to the extent that such delay or failure to perform is caused by circumstances reasonably beyond either party’s control, including without limitation labor disputes, accidents, any law, order or requirement of any governmental agency or authority, civil disorders or commotions, acts of aggression, fire or other casualty, strikes, acts of God, explosions, or material shortages. Performance time shall be considered extended for a period of time equivalent to the time lost because of any such delay or failure to perform; however, in any event, this extension of time shall not exceed fifteen (15) days unless the parties agree otherwise in writing.

22. Applicable Law. This Agreement will in all respects be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of New York. The parties further agree that any action or proceeding arising out of or in connection with this Agreement will be venued in a federal or state court of appropriate venue and subject matter jurisdiction located in the State of New York. Each party hereto irrevocably consents to the personal jurisdiction of the courts in the State of New York.

23. IRS EIN and W-9. Consultant will complete and submit to the Company a US Internal Revenue W-9 Form. Consultant acknowledges that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement, including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

24. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision, or condition, or of any other term, provision or condition of this Agreement.

25. Entire Agreement. This Agreement, together with all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter contained herein. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter contained herein. For the avoidance of doubt, the separation and Settlement Agreement dated May 12, 2017 remains in full force and effect. This Agreement and the rights and obligations set forth herein may not be modified, amended or waived, whether in whole or in part, except by a writing signed by both parties.

1 As used in this Agreement, “Associated Company(ies)” shall mean any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (a) controls a party (b) is controlled by a party or (c) is under common control with a party. The terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.

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Actinium Pharmaceuticals, Inc.

Confidential

WHEREFORE, the parties hereto place their hands and seals:

Dragan Cicic	ACTINIUM PHARMACEUTICALS, INC.

/s/ Dragan Cicic	By:	/s/ Sandesh Seth

Actinium-Consulting Agreement	Page 8 of 9

Actinium Pharmaceuticals, Inc.

Confidential

SCHEDULE 1

SERVICES

1. Assist Company in understanding, analyzing and upgrading Actimab-A database

2. Assist with all business development activity as needed

3. Effectively transition projects set forth below to Company Dessignee

a. antiCD38-Ac225 preclinical program

b. venetoclax in combination with Actimab-A preclinical program

c. Astellas Fab fragments Ac225 labeling and preclinical development program

d. Actimab-A MDS expansion program

e. Actimab-A in transplant program

f. Iomab-B in combination with CAR-T program

g. Other as applicable

4. Advise the Company on matters regarding clinical and preclinical development, such as experimental pathways, clinical trial designs, modifications in clinical trials etc.

5. Provide medical and scientific input in regard to any regulatory questions arising and advise on regulatory strategies in that respect

6. Advise the Company on certain manufacturing and quality control issues related primarily to their potential implications regarding safety and efficacy of Company’s drug candidates for both preclinical and clinical programs

7. Provide written reports as requested by the Company based on the data provided from preclinical experiments and clinical trials

8. Provide presentations on all of the above if requested

9. Review reports and presentations on the above matters prepared by the Company and provide inputs on the same

10. If requested, deliver presentations on the above matters to scientists, potential and actual investors and/or other appropriate audiences

11. Liaise with relevant scientists and other opinion leaders on behalf of the Company, if requested, to enable and/or facilitate their collaboration with the Company

12. Assist the Company in discussions with potential and/or actual development partners on both preclinical and clinical programs

13. Assist Company in preparing and filing patent applications related to all of the above

14. Make appropriate introductions to outside parties to enable successful transition and provide comprehensive list of contacts with contact information related to above projects

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